FOURTH AMENDMENT TO THE

NORTHERN LIGHTS FUND TRUST II

CUSTODY AGREEMENT

THIS FOURTH AMENDMENT, effective June 1, 2017, to the Custody Agreement, dated as of May 26, 2015, as amended February 1, 2017, October 23, 2015 and July 24, 2015 (the “Agreement”), is entered into by and between NORTHERN LIGHTS FUND TRUST II, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend as follows:

Amended Exhibit B is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

NORTHERN LIGHTS FUND TRUST II	U.S. BANK, N.A.

By: /s/ Allyson Stewart	By: /s/ Michael L. Ceccato

Name: Allyson Stewart	Name: Michael L. Ceccato

Title: Assistant Secretary	Title: Vice President

Amended Exhibit B

to the Custody Agreement

Fund Names

Separate Series of Northern Lights Fund Trust II

Name of Series

Balter Discretionary Global Macro Fund

Balter L/S Small Cap Equity Fund

Balter European L/ S Small Cap Fund

Balter Event Driven Fund

Balter Invenomic Fund